Exhibit 10(a)

SEPARATION AGREEMENT AND GENERAL RELEASE

  AGREEMENT made as of this 27th day of July, 2004, by and between Lawrence E. De Simone ("Employee"), who resides at 3610 West Chew Street, Allentown, Pennsylvania 18104, and PPL Services Corporation ("PPL"):

  NOW, THEREFORE, PPL and Employee, intending to be legally bound hereby agree as follows:

  1.  Employee agrees that effective August 31, 2004, he will resign as Executive Vice President of PPL Corporation and PPL, and he agrees to execute appropriate documentation recognizing his resignation from his various duties as an officer, director, or manager of PPL Corporation and its affiliates. Effective September 1, 2004, Employee will continue to serve as Vice President of PPL until his retirement on February 1, 2005, and he hereby resigns this position effective the close of business on January 31, 2005.

  2.  (a).  Employee understands that he has twenty-one (21) days to consider the terms and conditions of this Separation Agreement and General Release ("Agreement").

      (b).  After executing this Agreement, Employee shall have seven (7) days (the "Revocation Period") to revoke this Agreement by indicating his desire to do so in writing (i) sent by certified mail or overnight delivery addressed to: Ronald Schwarz, PPL Services Corporation, Two North Ninth Street, Allentown, PA 18101-1179 and (ii) received by Mr. Schwarz no later than the close of business on the seventh (7th) day following the date Employee executes this Agreement.

      (c).  The effective date of this Agreement shall be the eighth (8th) day following the execution of this Agreement (the "Effective Date").

      (d).  In the event Employee does not accept this Agreement, or in the event Employee revokes this Agreement during the Revocation Period, this Agreement and any offer contained herein shall automatically be deemed rescinded, null and void.

  3.  (a).  Employee shall be retained on PPL's payroll, at his current annual salary level of $455,000 and with his current benefits until January 31, 2005, in the capacity of Vice President of PPL. During this period, he will remain eligible for all of the standard employee benefit programs available to other PPL management employees.

      (b)  PPL will pay Employee the sum of $197,167, less appropriate withholdings, on or about January 31, 2005.

      (c).  PPL will request that the Compensation and Corporate Governance Committee of the Board of Directors of PPL Corporation ("C&CGC") take whatever action(s) may be required to eliminate restrictions on the 30,000 shares of restricted PPL Corporation stock identified in the Retention Agreement between Employee and PPL Corporation, which became effective January 1, 2001, upon Employee's retirement on February 1, 2005. Employee agrees that this Agreement terminates and supercedes the Retention Agreement, unless Employee exercises his right to revoke this Agreement. If the C&CGC fails to take action, this Agreement shall be null and void.

      (d).  PPL will pay Employee a supplemental retirement benefit under the terms of the Supplemental Executive Retirement Plan and the PPL Retirement Plan based on a retirement date of February 1, 2005. The benefit payable under the Supplemental Executive Retirement Plan shall take into account the payment set forth in Paragraph 3(b) above.

      (e).  By virtue of allowing Employee to retire February 1, 2005, PPL will permit Employee the right to exercise all options granted to him on January 22, 2004, as described in Exhibit A to this Agreement.

      (f).  PPL will request that the C&CGC take whatever action(s) may be required to lift the restrictions from any restricted PPL Corporation stock granted to Employee (other than the 30,000 shares referenced in Paragraph 3(b) above). The grant date, expiration date, number of shares and the restriction to be lifted are identified in Exhibit A to this Agreement. Thereafter, Employee's rights with regard to the stock otherwise shall be in accordance with the terms of the plan(s) under which they were granted. If the C&CGC fails to take action, this Agreement shall be null and void.

      (g).  Employee will be eligible for senior executive out-placement through Right Management Consultants for a period of one year.

      (h).  Employee shall be paid for all accrued but unused vacation, less appropriate withholdings.

      (i).  PPL will provide to Employee any benefits to which he is entitled pursuant to applicable PPL employee pension benefit and welfare plans, in accordance with the terms of those plans.

  4.  Employee agrees and acknowledges that the payments and benefits provided to Employee by PPL and referred to in paragraph "3" above exceed any payment, benefit or other thing of value to which Employee would otherwise be entitled under any agreement or contract with PPL, or under any policy, plan or procedure of PPL or any of PPL's subsidiaries, parents and affiliates.

  5.  (a).  In exchange for the consideration provided for by paragraph "3" above, Employee for himself and for his heirs, executors, administrators and assigns (hereinafter referred to collectively as "Releasors"), forever releases and discharges PPL and any of its parent companies, subsidiaries, divisions, affiliates or related business entities, successors and assigns and any of its or their past or present shareholders, directors, officers, managers, members, attorneys, agents, trustees, administrators, employees or assigns (whether acting as agents for PPL or in their individual capacities), and any severance plans of the foregoing (hereinafter referred to collectively as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the Effective Date of this Agreement.

      (b).  Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have or may have against Releasees arising out of Employee's employment with Releasees and/or his termination from such employment, including but not limited to: (i) any claim under the Civil Rights Act of 1964, as amended; (ii) any claim under the Age Discrimination in Employment Act, as amended; (iii) any claim under the Pennsylvania Human Relations Act; (iv) any claim under the Employee Retirement Income Security Act of 1974, as amended; (v) any claim under the Rehabilitation Act of 1973, as amended; (vi) any claim under the Americans With Disabilities Act; (vii) any other claim of discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (viii) any claim arising out of the terms and conditions of Employee's employment with PPL, his separation from such employment, and/or any of the events relating directly or indirectly to or surrounding such separation; and (ix) any claim for attorneys' fees, costs, disbursements and/or the like. Employee also specifically waives all rights to recover any damages under the Energy Reorganization Act of 1974, as amended, and the Energy Policy Act. Employee does not waive the right to file a charge with the Equal Employment Opportunity Commission regarding the validity of the Agreement or waive any claims that may arise after the execution of this Agreement.

  6.  Nothing in this Agreement shall be construed to prohibit, penalize, or discourage Employee from reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, or any safety concern of any nature to the Nuclear Regulatory Commission ("NRC"), the United States Department of Labor, or any other federal or state governmental agency. This Agreement shall not be construed to prohibit Employee from providing, or to penalize Employee for providing, information to the NRC, or to any other federal or state governmental agency or governmental officials, or testifying in any civil or criminal proceedings, even if such information or testimony being provided relates to the claims or matters settled by this Agreement. This Agreement shall not be construed as a waiver or withdrawal of any concerns reported by Employee to the NRC, or the withdrawal of participation by Employee in any NRC proceedings.

  7.  (a).  The existence, terms and conditions (as well as the negotiation of and conversations relating thereto) of this Agreement, are and shall be deemed confidential and shall not be disclosed by Employee to any other person or entity, except to his attorneys, accountants, tax advisors or immediate family members, provided they agree to maintain the confidentiality of this Agreement, except as otherwise compelled by law or a Court or agency with competent jurisdiction.

      (b).  Employee agrees to use reasonable efforts to give written notice to PPL of any and all attempts to: (i) compel disclosure of this Agreement or (ii) require Employee to testify in any matter concerning PPL. Employee shall use reasonable efforts to provide such written notice at least five (5) days before compliance with any subpoena or order, but if the subpoena or order requires compliance within less than five days, Employee shall use reasonable efforts to provide such written notice, or, if impractical, shall provide telephonic notice, within one (1) business day after receiving notice that an attempt will be or has been made to compel testimony or the disclosure of the matters referred to in paragraphs "7(a)" and "10."

  8.  Employee acknowledges and agrees that he has not commenced, maintained, prosecuted, or participated in any action, suit, charge, grievance, complaint or proceedings of any kind against Releasees in any court or before any administrative or investigative body or agency and/or that he is hereby withdrawing with prejudice any such complaints, charges, or actions that he may have filed against Releasees. Employee further acknowledges and agrees that he has waived all relief available to him (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in Paragraph 5 above.

  9.  Employee agrees to cooperate with PPL and its counsel in any action, arbitration, proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of or in connection with his employment by PPL. In the event that any reasonable expenses shall be incurred by Employee respecting the aforesaid, PPL agrees to reimburse Employee as to any such reasonable expenses.

  10.  Employee agrees that he will not engage in any conduct that is injurious to PPL's reputation and interest, including but not limited to: (i) divulging or communicating to any person confidential, sensitive or proprietary information (including but not limited to payroll, personnel and employment policy information) acquired in the performance of his duties for PPL; (ii) disparaging (or inducing or encouraging others to disparage) PPL; or (iii) soliciting employees of PPL to leave PPL's employ for one year following the Effective Date of this Agreement. For the purposes of this paragraph, the term "disparage" includes without limitation, comments or statements to the press, Releasees or any individual or entity with whom the Releasees have a relationship, which would adversely affect in any manner the conduct of the Releasees' business or the reputation of the Releasees. However, nothing in this Agreement is meant to prohibit Employee from accepting employment with or acting as a consultant for any entity that may be a competitor of PPL.

  11.  Employee acknowledges that: (i) he has carefully read this Agreement in its entirety; (ii) he has had an opportunity to consider fully the terms of this Agreement for at least twenty-one (21) days; (iii) he is being advised by PPL in writing to consult with an attorney of his choosing in connection with this Agreement; (iv) he fully understands the significance of all of the terms and conditions of this Agreement; (v) he has discussed it with his independent legal counsel; (vi) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (vii) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

  12.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. Finally, any breach of the terms of paragraphs "5," "7," "8," "9" or "10" shall constitute a material breach of this Agreement which shall entitle PPL to seek appropriate relief in a court of competent jurisdiction.

  13.  This Agreement represents the complete understanding between the parties and supersedes any and all agreements, understandings and discussions, whether written or oral, between the parties. No other promises or agreements shall be binding unless in writing and signed by the parties hereto after the Effective Date of this Agreement.

  14.  This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and the parties in any action arising out of this Agreement shall be subject to the jurisdiction and venue of the federal and state courts, as applicable, in the County of Lehigh, Commonwealth of Pennsylvania.

  15.  This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

  WHEREFORE, the parties hereto have caused this Separation Agreement and General Release to be signed as of the day and date first written above.

__________________________________  Date: ______________________
                  Lawrence E. De Simone

COMMONWEALTH OF PENNSYLVANIA	)
) ss.:
COUNTY OF LEHIGH	)

On this ____ day of __________, 2004, before me personally came Lawrence E. De Simone who executed the foregoing Separation Agreement and General Release, and he duly acknowledged to me that he executed the same.

________________________________
                      Notary Public

PPL Services Corporation

By: _____________________________